BlackRock Fundamental Growth V.I. Fund

FILE #811-03290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
2/8/2007	Fortress Investment Group LLC (34958B106) w/ Lehman	34,286,000.00	6800

Goldman, Sachs & Co.; Lehman Brothers Inc.; Banc of America Securities LLC; Citigroup Global Markets Inc.; Deutsche Bank Securities Inc.; Bear, Stearns & Co. Inc.; Lazard Capital Markets LLC; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley & Co. Incorporated; Wells Fargo Securities, LLC; Friedman, Billings, Ramsey & Co., Inc.; Jefferies & Company, Inc.; JMP Securities LLC; Keybanc Capital Markets, a Division of McDonald Investments Inc.; Sandler O'Neill & Partners, L.P.

5/21/2007	Spirit AeroSystmes Holding Inc.	31,516,802	12,800

Credit Suisse Securities (USA) LLC.; Goldman, Sachs & Co.; Morgan Stanley & Co. Incorporated; Banc of America Securities LLC; Citigroup Global Markets Inc.; Cowen and Company, LLC; Deutsche Bank Securities Inc.; Griffiths McBurney Corp. as Agent Affiliate of GMP Securities L.P.; J.P. Morgan Securities Inc.; Jefferies & Company, Inc.; Lehman Brothers Inc.; Merrill Lynch, Pierce, Fenner, & Smith Incorporated; RBC Capital Markets Corporation; Scotia Capital (USA) Inc.; UBS Securities LLC; Westwind Partners (USA) Inc.

7/26/2007	Lululemon Athletica Inc.	18,200,000	400

Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Credit Suisse Securities (USA) LLC; UBS Securities LLC; William Blair & Company, L.L.C.; CIBC World Markets Corp.; Wachovia Capital Markets, LLC; Thomas Weisel Partners LLC